      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2001

                                                    REGISTRATION NO. __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            SPRINGS INDUSTRIES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                 South Carolina
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   57-0252730
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                      (I.R.S. Employer Identification No.)

                             205 North White Street
                         Fort Mill, South Carolina 29715
--------------------------------------------------------------------------------
              (Address of Principal Executive Offices and Zip Code)

      2000 Executive Deferred Compensation Plan of Springs Industries, Inc.
--------------------------------------------------------------------------------
 Springs Industries, Inc. 2000 Deferred Compensation Plan for Certain Employees
                            (Full Title of the Plans)

                                C. Powers Dorsett
              Senior Vice President--General Counsel and Secretary
                            Springs Industries, Inc.
                             205 North White Street
                         Fort Mill, South Carolina 29715
--------------------------------------------------------------------------------
                     (Name and Address of Agent For Service)

                                 (803) 547-1500
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE

============================================================================================================


                                                  Proposed             Proposed
       Title of                                    Maximum             Maximum
      Securities              Amount              Offering            Aggregate            Amount of
        To Be                  To Be              Price Per            Offering          Registration
    Registered (1)          Registered              Share             Price (2)               Fee
------------------------------------------------------------------------------------------------------------
Deferred Compensation
     Obligations            $12,000,000              N/A             $12,000,000           $3,000.00
============================================================================================================

(1) The Deferred Compensation Obligations are unfunded and unsecured general obligations of Springs Industries, Inc. to pay deferred compensation in the future in accordance with the terms of the 2000 Executive Deferred Compensation Plan of Springs Industries, Inc., and the Springs Industries, Inc. 2000 Deferred Compensation Plan for Certain Employees.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933.

         The Exhibit Index appears after the Signature Pages of this Registration Statement.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                  The information required by Item 1 and Item 2 is included in documents that will be sent or given to participants in the 2000 Executive Deferred Compensation Plan of Springs Industries, Inc. (the "Executive Plan") and the Springs Industries, Inc. 2000 Deferred Compensation Plan for Certain Employees (the "Employee Plan" and together with the Executive Plan, the "Plans") as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents are not being filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

         Springs Industries, Inc. (the "Company") hereby incorporates by reference the following documents filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000;

         (b)(1) The Company's Current Report on Form 8-K, filed on February 23, 2001;

         (b)(2) The Company's Current Report on Form 8-K, filed on April 30, 2001; and

         (b)(3) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

                  Under the Plans, the Company will provide key employees (the "Participants") with the opportunity to defer a portion of their cash compensation until their services have terminated. The obligations of the Company under the Plans (the "Obligations") will be unfunded and unsecured general obligations of the Company to pay in the future the value of the deferred compensation recordkeeping account of a Participant, adjusted to reflect the performance during the deferral period, whether positive or negative, of the investment measurement options chosen by each Participant from the investment measurement options made available by the Plans, in accordance with the terms of the Plans.

                  The Plans will be administered by a Committee of three or more individuals appointed by the Company's board of directors (the "Committee"). The amount of compensation to be deferred by each Participant will be determined in accordance with the Plans based on elections by the Participant. A Participant may elect to defer up to 40% of his or her base salary and up to 100% of his or her bonus under the Executive Plan, and up to 12% of his or her base salary and up to 12% of his or her bonus under the Employee Plan. The election must be made prior to the date that services are rendered and is in general irrevocable. The Company will credit a Participant's account as additional deferred compensation (i) any additional amount that would have been allocated to his or her accounts under the Springs of Achievement Partnership Plan (the "Partnership Plan") from the Company's contributions had the Participant not elected to defer compensation and (ii) any additional amount that would have been contributed or allocated for the Participant from the Company's contributions under a pension or profit-sharing plan maintained by the Company and qualified under Section 401(a) of the Internal Revenue Code had the Participant not elected to defer compensation. In addition, if the Participant has deferred the maximum amount under the Partnership Plan, the Participant (other than employees of Springs Window Fashions LP, Springs Window Direct LP and Regal Rugs, Inc.) may irrevocably elect deferral of the excess of 6% of his or her compensation over the percentage of his or her compensation allowable as a contribution under the savings fund portion of the Partnership Plan and, if the Participant makes such a savings deferral, the Company will credit a Participant's account with an amount equal to the Company's matching contribution that would have been made under the savings fund portion of the Partnership Plan.

                  The Obligations to each Participant will equal the balance in a recordkeeping account established for such Participant. The investment earnings credited to such account will be indexed to one or more mutual funds, indices or investment portfolios, the type of which will be individually chosen by each Participant from a list of investment measurement options made available under the Plans. Each Participant's recordkeeping account will be adjusted to reflect deferrals by the Participant, Company contributions and the investment performance of the selected mutual fund, index or portfolio, including any appreciation or depreciation. The Company is not required to actually invest the deferred compensation in the funds, indices or portfolios specified by Participants. The Company may, however, invest in funds, indices or portfolios specified by Participants or in other securities.

                  The Obligations will be distributed by the Company in accordance with the terms of the Plans. Upon a determination by the Committee that a Participant has suffered an unforeseeable financial hardship, the Committee may direct the Company to pay such Participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the Participant's deferral account.

                  No benefit under the Plans may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and no such benefit, prior to receipt pursuant to the Plans, may be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant. The Company may at any time terminate and in any respect amend or modify the Plans, including amending, modifying or terminating any investment option.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  The opinion as to the enforceability of the Obligations being registered has been furnished by C. Powers Dorsett, Senior Vice
President--General Counsel and Secretary of the Company. On July 12, 2001, Mr. Dorsett beneficially owned 1,735 shares of the Class A

Common Stock of the Company and, under the 1991 Incentive Stock Plan and 1999 Incentive Stock Plan, held options to purchase 85,000 shares of the Class A Common Stock.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Article 8 of the Company's Restated Articles of Incorporation provides that no director of the Company shall have personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director unless and to the extent that such elimination or limitation of personal liability is prohibited by the laws of the State of South Carolina.
Article 8 is designed to implement the personal liability limitations authorized by Section 33-2-102(e) of the South Carolina Business Corporation Act (the "Act"), which permits certain South Carolina corporations to include in their articles of incorporation a provision limiting directors' liability for monetary damages for certain breaches of their fiduciary duties. Under current South Carolina law, Article 8 does not eliminate or limit the liability of a director
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) for liability imposed as a result of voting for or assenting to an unlawful distribution from the Company; or (iv) for any transaction from which the director derived an improper personal benefit.

                  Article 5 of Chapter 8 of Title 33 of the Act authorizes indemnification of a director made party to a proceeding because he is or was a director if (1) the director conducted himself in good faith; (2) he reasonably believed that (i) his conduct in his official capacity was in the corporation's best interest and (ii) his conduct in all other cases was at least not opposed to its best interest; and (3) in the case of any criminal proceeding he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the above, in proceedings to obtain a judgment in favor of the corporation, indemnification would be limited to reasonable expenses incurred in connection with the proceeding and only if the director were not adjudged liable to the corporation, and in the case of adjudicated liability in any other proceedings, only if the director did not derive an improper personal benefit. The Act also authorizes corporations to indemnify officers, employees and agents who are not directors to the extent, consistent with public policy, that may be provided by the corporation's articles of incorporation, bylaws, general or specific action of its board of directors, or contract. Furthermore, unless limited by its articles of incorporation, the Act requires a corporation to indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer against reasonable expenses incurred by him in connection with the proceeding. The Company's Restated Articles of Incorporation do not impose any limitations on this requirement. The Company's Bylaws provide generally that the Company shall indemnify each director or officer to the full extent permitted under the Act.

                  There are in effect directors' and officers' and fiduciary liability insurance policies covering certain claims against any director or officer of the Company by reason of certain acts or omissions by such person in his capacity as a director or officer.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.    EXHIBITS.

                  See Exhibit Index.

ITEM 9.    UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i)      To include any prospectus required by
                  section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fort Mill, State of South Carolina, on July 12, 2001.



                                         SPRINGS INDUSTRIES, INC.


                                         By:   /s/ C. Powers Dorsett
                                               --------------------------------
                                               C. Powers Dorsett
                                               Senior Vice President--General
                                               Counsel and Secretary







                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                                                                                      Date:
Principal Executive Officer:             /s/Crandall C. Bowles                        July 12, 2001
                                         --------------------------------------
                                         Crandall C. Bowles
                                         Chairman and Chief Executive Officer
                                         and Director
                                                                                      Date:
Principal Financial Officer:             /s/Jeffrey A. Atkins                         July 12, 2001
                                         --------------------------------------
                                         Jeffrey A. Atkins
                                         Executive Vice President &
                                         Chief Financial Officer
                                                                                      Date:
Principal Accounting Officer:            /s/Charles M. Metzler                        July 12, 2001
                                         --------------------------------------
                                         Charles M. Metzler
                                         Vice President-Controller


Directors:                                                                                     Date:
John F. Akers*
John L. Clendenin*                                                                             July 12, 2001
Leroy S. Close*                          By: /s/ C. Powers Dorsett
Charles W. Coker*                            ---------------------
William G. Kelley*                            C. Powers Dorsett
John H. McArthur*                             (attorney-in-fact)
Aldo Papone*                                  July 12, 2001
Robin B. Smith*
Sherwood H. Smith, Jr.*
Stewart Turley*                          *by power of attorney

                                Index to Exhibits

Exhibit 5.1 Opinion of C. Powers Dorsett, Senior Vice President-- General Counsel and Secretary.

Exhibit 23.1      Consent of C. Powers Dorsett (included in Exhibit 5.1).

Exhibit 23.2      Consent of Deloitte & Touche LLP, independent accountants.

Exhibit 24.1      Powers of Attorney.